Exhibit 1
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                         REAL ESTATE PURCHASE AGREEMENT
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                          AMBASSADOR TOWERS APARTMENTS
                          ----------------------------



    This purchase agreement ("Agreement" or "Contract"), made and entered into by and between Realmark Property Investors Limited Partnership-III, a Delaware limited partnership ("Seller") and JAS Apartments, Inc. ("Buyer").


                                    RECITALS:


         A. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, a certain parcel of real property and all of the improvements and buildings situated thereon, and the hereditaments and appurtenances thereto (the "Real Property"), consisting of an apartment complex known as Ambassador Towers Apartments, and all personal property, equipment, fixtures and intellectual property (excluding, however, any use of the name "Realmark" or any related or similar name, it being understood that only the right, title and interest of Seller to the name of the apartment complex shall be transferred and excluding computer equipment and software), owned by Seller, utilized in the operation or management of the apartment complex, and located at said apartment complex (collectively the "Personal Property"). The Real Property together with the Personal Property applicable to the apartment complex will be herein referred to as the "Property".

         B. Attached hereto and made a part hereof is the legal description of the Real Property, marked with the name of the apartment complex and attached as Exhibit A. A detailed list of the Personal Property is attached to this Agreement as Exhibit B. Any subsequent amendment to either Exhibit A or Exhibit B, or to any other Exhibit to this Agreement, is to be considered an integral part of this Agreement.

         FOR AND IN CONSIDERATION of the mutual promises, covenants and agreements, hereinafter set forth, the Parties agree as follows:

         SECTION 1.  PURCHASE PRICE.

                  (a) The purchase price to be paid Seller for the Property is $8,650,000.00 ("Purchase Price") to be paid in the following manner:

                           Earnest Money at signing of
                           Purchase Agreement                                                            $50,000.00

                           Additional Earnest Money after
                           expiration of Due Diligence Period                                           $100,000.00


                           Cash at closing (subject to
                           prorations and allocations per
                           Section 5)                                                                 $8,500,000.00

                                                     Total                                            $8,650,000.00

and payable by Buyer on closing of title and delivery of the Deed ("Closing") in immediately available good, federal funds.

                  (b) All existing debt, liens, impositions and similar encumbrances affecting the Real Property will be discharged or, if annual liens, prorated in accordance with Section 5 and paid at the Closing.

                  (c) The Earnest Money in the amount stated in Section 1 (a) above will be deposited with a nationally recognized title company selected by Buyer (the "Title Company"), as Escrow Agent (the "Escrow Agent"), within two
(2) business days from the date of Seller's execution of this Agreement. Absent any contrary provision of this Agreement, the total Earnest Money in the amount of $150,000.00 will remain on deposit with the Escrow Agent until the Closing of the Property or cancellation of escrow. If the Earnest Money deposit is not made by the date or dates as herein above set forth, Seller may terminate this Agreement. Interest on the Earnest Money shall follow the principal sum on any payment or refund. Upon any permitted termination of this Agreement by Buyer, including but not limited to the failure of the conditions precedent set out in
Section 7, the Earnest Money shall be returned to Buyer upon demand, and in compliance with all other terms and provisions of this Agreement.

         SECTION 2.  PLACE AND TIME OF CLOSING.

                  (a) Subject to the conditions precedent set forth herein having been met or waived, the Closing will take place on or before 45 days after expiration or satisfaction of Buyer's financing contingency per Section 3(b) below, unless extended as otherwise set forth in this Agreement, time being of the essence. As used herein the term "Closing" will mean the meeting of the parties at which delivery of the Deed and payment of the Purchase Price as called for in Section 1 occurs for the Property.

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
                  (b) This Agreement, as an offer to purchase when signed by Buyer, shall automatically terminate if not accepted in final form by Seller by 5 P.M., Eastern Standard Time, within five (5) business days from the date on which Buyer executed this Agreement as indicated below.

         SECTION 3.  PURCHASER'S CONTINGENCIES.

         (a) Due Diligence. Buyer, or its designees, will have a period of thirty (30) days after Seller's execution of this Agreement (the "Due Diligence Period"), to enter the Property to make inspections, engineering tests, surveys, and other such tests, examinations and inspections as Buyer may desire as long as such tests, examinations, etc., do not unreasonably interfere with the operations or any current use of the Property. All entry upon the Property and any and all contact with on site employees of Seller by Buyer shall be upon prior notice to Seller and, at Seller's option, accompanied by an agent of Seller.

         Buyer agrees to complete its lease audit, financial inspection and physical review within the first fifteen (15) days of the Due Diligence Period. All third party reports must be ordered within said first fifteen (15) day period.

         If the Closing of the Property does not occur, Buyer will make such repairs as necessary to leave the Property in the same condition as prior to entry by Buyer.

                  (i) During the Due Diligence Period, Buyer may inspect the Property. At the signing of this Agreement or within two (2) days thereafter, Seller shall provide to Buyer by overnight mail or delivery service at the address of Buyer provided in Section 17 below (except as set forth in any individual item below), those operational and information items which relate to the Property as follows:

                  1. Current Rent Roll - (Dated within 30 days of execution)

                  2. Operating Statements for the last two (2) calendar years

                  3. Operating Statement for the current calendar year to date (as of the end of the month previous to execution)

                  4. Breakdown of the Property's payroll account including a list of on-site personnel, for the last calendar year and for the current calendar year to date

                  5. Copy of current ad valorem tax bills and a condensed list of utility bills for the Property, for the last full calendar year if in Seller's possession

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
                  6.       As-built survey, if in Seller's possession

                  7. Copies of all third-party contracts (e.g., termite, landscape, pool maintenance, etc.) in effect or which will be in effect at or after the closing date

                  8. Copy of the latest insurance declaration covering the Property (the same may be within a master policy)

                  9. Income information in Seller's possession for all tenants currently leasing units at the Property. Said information to be available at the Property.

                  10. Originals or copies of all tenant leases for the Property in connection with each apartment unit, and all credit reports and other information concerning the leases or the tenants which are currently in Seller's files. Tenant leases shall available at the property

                  11. A list of all equipment leases and/or any financing documents for personal property, equipment, etc., affecting the apartment complex

All of the foregoing will be submitted to Buyer by Seller by overnight mail or delivery at the address of Buyer provided in Section 17 below within two (2) days after execution of this Agreement by both parties, except for those matters which will be available at the Property as set forth above.

All Due Diligence materials must be maintained by Buyer or its attorneys or agents on a confidential basis and returned to Seller if Buyer terminates this Agreement. Buyer agrees that it will not use the Due Diligence materials for any purpose other than to determine whether to acquire the Property and agrees that it will not make contact with Seller's tenants unless closing occurs. In addition, Buyer agrees that it will under no circumstances make any offer, or use the Due Diligence materials, to acquire the interest of any partner(s) of the selling entities or the current fee owner or its affiliates for a period of two (2) years after the date of this Contract. Buyer and/or its agents will not, under any circumstances, disclose to any of Seller's employees that it is contemplating acquisition of the Property without Seller's written consent prior to closing. All reports desired by Buyer during its Due Diligence Period shall be ordered by Buyer at Buyer's expense, but Buyer agrees that it will supply copies to Seller of each and every report it receives immediately upon their completion and availability to Buyer.

                  (ii) During the Due Diligence Period, Buyer will conduct a review of the economics and feasibility of acquiring and operating the Property, including any inspection of all zoning and other government permits and regulations and all other matters and documents relating to the operation of the Property, including the items supplied by Seller under Section 3(a) hereof.

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
                  (iii) After Seller provides all required documents to the Buyer, Buyer agrees to accept or reject the Property and all documents prior to the end of the Due Diligence Period. If Buyer does not cancel this Contract during the Due Diligence Period, Buyer shall be deemed to have accepted the Property and it will close on the Property in accordance with this Contract, except for cancellation in accordance with the specific provisions of this Contract.

         (b) This Agreement is contingent upon Buyer obtaining a mortgage commitment satisfactory to Buyer in its sole discretion within sixty (60) days after execution of this Agreement. Buyer shall apply promptly for such commitment and shall pursue same with good faith and due diligence. Buyer's formal application for a commitment shall be submitted along with all fees due at such time and documentation within Buyer's Due Diligence Period as set forth in Section 3(a) above. If Buyer is unable to obtain such commitment within the time period set forth above, either party may thereafter terminate this Agreement and the Earnest Money shall be returned to Buyer.

         SECTION 4.  DEED AND TITLE.

                  (a) Seller shall deliver to Buyer at Closing, a special or limited warranty deed (or bargain and sale deed, where appropriate) ("Deed") in a form reasonably acceptable to Buyer, conveying good and marketable fee simple title to the Real Property, subject only to such easements, restrictions of record and title exceptions set forth in the commitment for title insurance specifically approved by Buyer, and taxes not delinquent. In addition, Seller shall convey title to the Personal Property to Buyer, free and clear of all liens and encumbrances (except those disclosed and deemed approved during due diligence; e.g., equipment leases or personal property financing documents), by the execution and delivery at Closing of a Bill of Sale in form and substance reasonably satisfactory to Buyer, without warranty, except as to Seller's title.

                  (b) Seller agrees to provide a copy of its most recent existing title insurance policy or title insurance commitment to Buyer. Buyer shall then obtain an ALTA Form B Title Insurance Commitment (the "Title Commitment"), within fifteen (15) days of the date of execution of this Contract by both parties, issued by a title insurance company selected by Buyer, committing to insure fee simple title to the Property in the amount of the Purchase Price for such Property in Buyer's name, with all standard exceptions removed (except for the rights of tenants under unrecorded leases and/or except for standard exceptions normally not removed pursuant to local custom with respect to the Real Property), and containing no other exceptions not specifically approved by Buyer. Buyer will provide a copy of said title commitment to Seller within 5 days after same is completed, but no later than 20 days after signing this Agreement. Buyer shall have ten (10) days after receipt to examine the Title Commitment and inform Seller of Buyer's objection to any exception contained in or title defect revealed by the Title Commitment.

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
                  (c) If Buyer's examination of the Title Commitment reveals that the Title Commitment for the Real Property contains objectionable exceptions or that the title to the Real Property is defective and thereafter, the issuing title insurance company refuses to delete the objectionable exceptions or the defects cannot be cured within a reasonable period of time after written notice by Buyer, specifically pointing out the objection/defects, then Buyer may elect to terminate this Agreement upon written notice to Seller. Notwithstanding the foregoing, however, in order to terminate the Contract, an objectionable exception or defect must be one which renders title unmarketable and uninsurable because of such specified objection or defect, or the specified objection or defect shall be materially inconsistent with the present use of the Property as an apartment complex.

                  (d) Seller will pay for preparation of the Deed for the Real Property, and for one-half of State and local transfer taxes, if any.

                  (e) Buyer will pay for any title insurance commitment, title insurance premiums, for any updated survey of the Property, the recording of the Deed for the Property, and for one-half of State and local transfer taxes, if any.

                  (f) Seller and Buyer will each pay their own attorney's fees.

         SECTION 5.  PRORATIONS AND ALLOCATIONS.

                  (a) Collected rents, real estate taxes, laundry income, service contracts, equipment leases or other personal property financing, utility deposits, insurance and other expenses whether or not a lien, assessed or to be assessed for the tax year in which the transaction is consummated will be prorated as to the Property as of the date of the Closing.

                  (b) Security deposits held by Seller or paid by any lessees at the Property will be transferred to Buyer in full at Closing, including any interest earned thereon and payable to the Tenant under State law.

         SECTION 6. CONDEMNATION OR CASUALTY. Seller agrees to give Purchaser prompt written notice of any fire or other casualty occurring to all or any portion of the improvements at the Real Property and/or Personalty between the date hereof and the date of closing. If prior to the closing, there shall occur:

                  (i) damage to the improvements at the Property caused by fire or other casualty which would cost 5% of the Purchase Price of the Property or more to repair based on the estimate of a reputable third party contractor chosen by Seller; or

                  (ii) the taking or condemnation of all or any portion of the Real Property and/or the improvements as aforesaid as would materially interfere with the use thereof; then, if any of such events set forth in (i) or (ii) above occurs, Buyer or Seller, at its option, may terminate its obligations under this Agreement by written notice given to the other within seven (7) days after Buyer has received the notice referred to above or at the closing, whichever is earlier. If Buyer or Seller does not elect to terminate its obligations as aforesaid, the closing shall take place as provided herein without an abatement of the purchase price (except that Buyer shall be allowed a credit for any deductible under Seller's insurance) and there shall be assigned to the Buyer at closing, all interest of the Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of such occurrence.

                  If, prior to the closing, there shall occur:

                  (i) damage to the Property caused by fire or other casualty which would cost less than 5% of the Purchase Price of the Property based on the estimate of a reputable third party contractor chosen by Seller to which Buyer has no reasonable objection; or

                  (ii) the taking or condemnation of all or any portion of the said Real Property and/or improvements as aforesaid which is not material to the use, thereof; then, if any of such events set forth in (i) or (ii) above occurs, Buyer shall have no right to terminate its obligations under this Agreement, but there shall be assigned to Buyer at closing all interest of Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such occurrence, and in addition, Buyer shall be allowed a credit for any deductible under Seller's insurance policy, and in the event that the cost of repair or restoration shall be greater than the insurance or condemnation proceeds and the deductible under Seller's insurance policy, then Seller shall pay to Buyer the difference between (a) such proceeds and deductible and (b) the cost of repairs or restoration. Notwithstanding the foregoing, in no event shall the Seller be obligated to pay in excess of $10,000.00 under the preceding sentence.

                  Seller shall be responsible for maintaining fire and extended coverage insurance prior to closing as is currently in place.

         SECTION 7. CONDITIONS. The following shall be conditions precedent to Buyer's obligations hereunder, unless specifically waived in whole or in part in writing by Buyer:

                  (a) Litigation. There being no existing or pending claims, lawsuits, or governmental proceedings, or appeals, which challenge Seller's title to the Property.

                  (b) Title Insurance Policy. Title to the Property at Closing being marketable or insurable (Buyer agrees to request that the title company issuing the title commitment list any questions of marketability in the title commitment) and/or in accordance with the provisions of Section 4 above, free and clear of all liens and encumbrances. In addition, Buyer receiving assurances at Closing from the title insurance company issuing the Title Commitment, that after Closing, Buyer will be issued an ALTA Form B Title Insurance Policy, with all standard exceptions removed, except as set forth in Section 4 above, and all other exceptions validly objected to by Buyer deleted from such policy, insuring fee simple marketable title to the Property or in accordance with Section 4

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
above, in the amount of the Purchase Price, in Buyer's name, free and clear of all liens and encumbrances not otherwise specifically agreed to by Buyer prior to Closing.

                  (c) Personal Property. Seller conveying title to the Personal Property to Buyer at Closing free and clear of all liens and encumbrances (except for equipment leases and personal property financing disclosed during due diligence) by a Bill of Sale without warranties except as to title in form and substance reasonably satisfactory to Buyer.

                  (d) Compliance With Representations and Warranties. Seller will be in substantial compliance with all other representations and warranties made herein in Section 8, or elsewhere in this Agreement, at Closing to the reasonable satisfaction of Buyer.

                  (e) The condition of the Personal Property and Real Property shall be in substantially the same condition at closing as they were at end of the Buyer's Due Diligence Period.

         With respect to all of the foregoing, to the extent that they are representations and warranties of Seller, they are made to the best of Seller's knowledge and belief without independent investigation at this time.

         SECTION 8. SELLER'S WARRANTIES. The following representations and warranties of Seller shall survive the Closing for a period of twelve (12) months.

                  (a) The legal description of the Property contained in the recitals to this Agreement is substantially correct and will be confirmed by any survey obtained by Buyer and/or confirmed by the title company.

                  (b) To Seller's best knowledge and belief, Seller has not received written notification that the Property is not in compliance with any federal, state, county and municipal laws, ordinances and regulations, including but not limited to all federal, state, county and municipal environmental laws and regulations, applicable to or affecting the Property, subject to Seller's right to cure as hereinabove stated.

                  (c) Seller will convey fee simple, marketable or insurable title to the Property to Buyer at Closing and will convey title to the Personal Property to Buyer at Closing by Bill of Sale, in form and substance reasonably satisfactory to Buyer, free and clear of all liens and encumbrances.

                  (d) Seller will not interfere with Buyer's opportunity to hire Seller's on-site employees who work at the Property, but Buyer will have no obligation to hire any of those individuals. Buyer will make no efforts to hire such employees until after all contingencies have been removed and no earlier than 10 days before closing.

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
                  (e) Seller shall be responsible for (and Buyer shall not assume the obligation of) all employee wages, benefits (including payments for accrued bonuses, vacation or sick pay, unemployment compensation, employment taxes, medical claims or similar payments), contributions under any benefit programs or agreements, severance pay obligations and other related employee costs arising as a result of any events, acts (or failures to act) prior to the Closing Date with respect to the Property at which such persons are employed, whether or not disclosed on the schedules to this Agreement.

                  (f) Seller retains all liability and responsibility for fulfilling all federal and/or state COBRA and continuation of group health insurance coverage requirements (pursuant to Section 4980B of the Code, sections 601-608 of ERISA, and any applicable state laws) with respect to Seller's current or former employees (and their dependents). Buyer does not hereby and will not at the Closing of the Property assume any obligation to provide medical insurance coverage to persons that it employs because it acquires the Property.

                  (g) The physical condition of the Personal Property and Real Property shall be maintained in substantially the same condition as they were at the expiration of Buyer's due diligence period through the Closing Date.

                  (h) Seller has title to the property, or the right to acquire same, has the authority to enter into this Agreement, is entering into this Agreement with the knowledge of the current owner and has the authority to sign all documents required to be signed to implement Seller's obligations under this Agreement.

                  (i) To the best of the actual knowledge of Seller (which knowledge shall be limited to Joseph M. Jayson, or Jonathon M. Jayson) no toxic or hazardous substances or wastes, pollutants or contaminants (including without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601-9657, as amended) have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Real Property, nor has any activity been undertaken on the Real Property that would cause or contribute to (i) the Real Property to become a treatment, storage or disposal facility within the meaning of, or otherwise bring the property within the ambit of the Resource Conservation and Recovery Act of 1965("RCRA", 42 U.S.C. Section 6901 et seq., or any similar state law or local ordinance, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminations, form the Property within the meaning of, or otherwise bring the Real Property within the ambit of, CERCLA, or any similar state law or local ordinance, or (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Contract Act, 33 U.S.C. Section 1251 et seq., or the Clean Air Act, 42 U.S.C.
Section 7401 et. seq., or any similar state or local ordinance. To the best

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knowledge of Seller (limited to Joseph M. Jayson or Jonathon M. Jayson) there are no substances or conditions in or on the Real Property that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements. Seller has disclosed to Buyer all environmental reports and studies with respect to the Realm Property which are in Seller's possession.

         (j) Seller shall from the date hereof until Closing, operate its business on the Real Property in the same manner as it has been operating and in the ordinary course of business. Further, Seller shall commence and prosecute in a timely manner all legal actions required or desirable in order to protest the ad valorem taxes relating to the Personal Property, Real Property, or both. After Closing, Buyer shall be substitute as the party-in-interest in such legal proceedings as to any taxes that Buyer is obligated to pay under this Purchase Agreement or otherwise, and Buyer shall be entitled to such benefits or refunds incurred in any legal proceedings, relating to taxes that Buyer is obligation to pay under this Agreement or otherwise. Notwithstanding the foregoing, however, as a condition of Seller signing any such claim or substituting Buyer as the party in interest, Buyer agrees that Seller shall reimburse for any expenses, disbursements or costs of any kind which Seller has previously paid and will assume all obligations for any such expenses, disbursements or other obligations including any obligation for legal fees incurred in connection with such proceedings. It is a further condition of such assignment and substitution that any professional to have been engaged to carry on such proceedings shall release the Seller from any further obligations relative thereto.

         Seller shall indemnify, defend and hold Buyer harmless from any claim, demand, loss, liability, damage or expense (including reasonable attorney's fees), suffered or incurred because of the breach of any of the above representations and warranties, whether such breach is discovered before or after Closing. The above representations and warranties shall survive the Closing 12 months. Except as herein above and expressly stated, Buyer is purchasing the Personal Property and Real Property based on its own investigation and inquiry and is not relying on any representation of Seller or any other person and is agreeing to accept and purchase the Personal Property and Real Property "as is", subject to the conditions of examination and express warranties herein contained,

         SECTION 9.  NON-PERFORMANCE.

                  (a) If Seller fails to deliver the Deed or meet any of the conditions hereof willfully, Buyer, at Buyer's sole option, may (i) terminate this Agreement whereupon the Earnest Money shall be returned to Buyer on demand or (ii) Buyer may bring an action for specific performance, and if Buyer prevails, all reasonable costs and expenses of any such action shall be paid by Seller as a reduction of the Purchase Price, or (iii) bring an action for monetary damages. The foregoing shall be the sole and exclusive remedies of Buyer. However, if Buyer elects to bring an action for monetary damages, they shall be specifically limited, if proven, to an amount equal to the Earnest Money on deposit as set forth hereinabove. Any damages resulting from a breach of any warranty or representation either before or after Closing shall be subject to the same limitation and aggregated with any damages for breach of this Agreement as set forth above.

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
                  (b) If Buyer defaults at any time, Seller and Buyer agree that it will be extremely difficult or impractical to fix Seller's actual damages. Therefore, in such an event, the entire Earnest Money shall be delivered to Seller as liquidated damages for loss of a bargain and not as a penalty. Buyer will then be released from all liability to Seller related to this Agreement, such liquidated damages being Seller's sole remedy.

         SECTION 10. BROKERS, AGENTS AND CONSULTANTS. Seller represents and warrants to Buyer that no broker, consultant or agent is due a commission or fee from the proceeds of the Closing, claiming by, through or under Seller except as stated herein, and Seller hereby agrees to indemnify and hold harmless Buyer from the claims of any agent, consultant or broker for the payment of any such commission or commissions. Seller shall be responsible for commissions payable to Duberstein Investments of Dayton, Ohio.

         Buyer represents and warrants to Seller that no other broker, consultant or agent is due a commission or fee from the proceeds of the Closing claiming by, through or under Buyer, and hereby agrees to indemnify and hold harmless Seller and the Property from the claims of any other agent, consultant or broker for the payment of any commission, finder's fee or other compensation.

         SECTION 11.  LEASES.

                  (a) Seller agrees that prior to the Closing it will not enter into any long term commercial leases or service agreements without the prior written consent of Buyer which will not be unreasonably withheld or delayed. This provision shall not be applicable until after the expiration of Buyer's Due Diligence Period and/or Buyer's finance contingency period, except that during Buyer's Due Diligence Period and finance contingency period, Seller shall deliver to Buyers any such leases or agreements entered into during Buyer's Due Diligence Period or during Buyer's finance contingency, and notwithstanding anything to the contrary in this Purchase Agreement, Buyer's Due Diligence Period and/or its financing contingency shall not expire until the later of (i) such period as defined in Section 3(a) or 3(b) above, or (ii) two business days after Buyer's receipt of such leases or agreement.

                  (b) Seller shall assign the existing tenant leases to Buyer at Closing along with all service contracts and other agreements affecting the Property. Buyer shall execute an assumption agreement or other agreements with respect to all tenant leases and service contracts or other agreements from and after the date of closing.

         SECTION 12. INSURANCE. Seller will cancel its insurance coverage on the Property effective at Closing of the Property, and Buyer will place new insurance coverage on the Property effective on the same date.

         SECTION 13. ASSIGNMENT. Buyer shall not have the right to assign this Agreement, in whole or in part, to any party with whom it is not affiliated without the express written consent of Seller. Upon any such assignment approved

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by Seller, the assignee shall assume the obligations of Buyer. Seller's consent pursuant to this section shall be in its sole discretion and shall include approval of all proposed assignment documents. In accordance with the foregoing, the Buyer shall have the right to assign to an entity with which the Buyer is affiliated provided the Buyer herein remains liable for performance of this Contract. A party is "affiliated" as used in this paragraph if it is a parent or subsidiary of Buyer or is owned or controlled by Stephen A. Frenz.

         SECTION 14. ENTIRE AGREEMENT. All prior understandings and agreements of the parties are merged herein, and this Agreement reflects the entire understanding of the parties. This Agreement may not be changed or terminated orally.

         SECTION 15. SUCCESSORS AND ASSIGNS. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

         SECTION 16.  INDEMNIFICATIONS.

                  (a) SELLERS INDEMNITY. Seller shall indemnify, defend and hold Buyer harmless from any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees) due to Seller's ownership or operation of the Property prior to Closing. These indemnification obligations of Seller shall be repeated at and shall survive the Closing.

                  (b) BUYERS INDEMNITY. Buyer shall indemnify, defend and hold Seller harmless from any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees), due to Buyers operation of the Property from and after Closing. The indemnification obligations of Buyer shall be repeated at and shall survive the Closing.

         SECTION 17. NOTICES. All notices required or permitted hereby shall be in writing and delivered either in person or sent electronically, and by national overnight express carrier. Notices shall be deemed to have been given when sent as follows:

         Buyer:            JAS Apartments, Inc.
                           One East 19th Street
                           Minneapolis, Minnesota  55403
                           Phone:  612-872-4444
                           Fax:  612-872-7667

         Copy to:          John Koneck, Esq.
                           Fredrikson & Byron
                           1100 International Centre
                           900 2nd Avenue South
                           Minneapolis, Minnesota  55402
                           Phone:  612-347-7038
                           Fax:  612-347-7077

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
         Seller: Realmark Property Investors Limited Partnership-III 2350 North Forest Road
                           Getzville, New York  14068
                           Phone:  716-626-9090
                           Fax:  716-636-0466

         Copy to:          William H. Mattrey, Esq.
                           Andrews, Sanchez, Amigone,
                           Mattrey & Marshall, LLP
                           1300 Main Place Tower
                           Buffalo, NY  14202
                           Phone:  716-852-1300
                           Fax:  716-852-1344


         SECTION 18. CONSTRUCTION. Time shall be construed to be of the essence.

         SECTION 19. GOVERNING LAW. This Agreement will be governed by and construed according to New York law, except for matters of title or real estate law which shall be governed by the laws of the state in which the Property is located.

         SECTION 20. ESCROW. The Escrow Agent hereby acknowledges receipt of the Earnest Money and agrees to hold the same in escrow until the closing or sooner termination of this Agreement and shall pay over and apply the proceeds thereof in accordance with the terms of this Agreement. If, for any reason, the closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Earnest Money, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) day period, or if for any reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Earnest Money until otherwise directed by written instructions from the parties to this Agreement or until a final judgment (beyond any applicable appeal period) by a Court of competent jurisdiction is rendered disposing of such Earnest Money.

                  The Escrow Agent shall be liable as a depository only and its duties hereunder are limited to the safekeeping of the Earnest Money and the delivery of same in accordance with the terms of this Agreement. The Escrow Agent will not be liable for any act or omission done in good faith, or for any claim, demand, loss or damage made or suffered by any party to this Agreement, excepting such as may arise through or be caused by the Escrow Agent's negligence or willful misconduct.



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
         IN WITNESS WHEREOF, this Agreement has been executed by the parties, or by the duly authorized officer of the parties, on the day and year shown below.

BUYER:

Executed _______________, 2001


By:
   ----------------------------


SELLER:

Executed _______________, 2001


By:
   ----------------------------



RECEIPT OF ESCROW AGENT

The undersigned hereby acknowledges receipt of the Earnest Money provided for herein, and that the same is being held as Escrow Agent pursuant to the terms of the above Purchase Agreement.

as Escrow Agent

By:
   ---------------------------


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